UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 27, 2007
CROSSTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-50536	52-2235832

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2501 CEDAR SPRINGS DALLAS, TEXAS	75201

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 953-9500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On June 27, 2007, the Compensation Committee of the Board of Directors of Crosstex Energy, Inc. (the “Company”) approved the grant of restricted shares of common stock, par value $0.01 per share, of the Company to be made, effective as of January 1, 2010, to certain of the Company’s named executive officers (as set forth in the Company’s proxy statement dated March 30, 2007) in the respective target amounts set forth below, subject to the terms, conditions and restrictions contained in the Crosstex Energy, Inc. Long Term Incentive Plan and the applicable performance share agreement.

Executive Officer	Target Number of Shares
Barry E. Davis	18,570
Robert S. Purgason	8,976
Jack M. Lafield	8,976
William W. Davis	8,976
     To be eligible to receive the restricted shares, the named executive officer must continuously be employed by the Company or one of its affiliates from July 2, 2007 through January 1, 2010, and no shares will be credited to an award recipient until January 1, 2010. The target number of restricted shares reflected above will be increased (up to a maximum of 200% of the target number of shares) or decreased (to a minimum of 30% of the target number of shares) based on the average growth rate of Crosstex Energy, L.P. (the “Partnership”) (defined as the percentage increase or decrease in distributable cash flow per unit of the Partnership) compared to the Partnership’s target growth rate established in the applicable performance share agreement. Generally, the restricted shares will vest and become unrestricted as of March 1, 2010 if the executive officer remains an employee of the Company or one of its affiliates through such date.
     The foregoing summary is qualified in its entirety by, and should be read in conjunction with, the full text of the form of the performance share agreement relating to these grants (the “Performance Share Agreement”), which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

EXHIBIT NUMBER		DESCRIPTION

10.1	—	Form of Performance Share Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSTEX ENERGY, INC.
Date: July 3, 2007	By:	/s/ William W. Davis
William W. Davis
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER		DESCRIPTION

10.1	—	Form of Performance Share Agreement.

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